ABERDEEN STANDARD GOLD ETF TRUST 8-K

Exhibit 4.1

SECOND AMENDMENT TO THE

DEPOSITARY TRUST AGREEMENT

OF

ABERDEEN STANDARD GOLD ETF TRUST

This Second Amendment to the Depositary Trust Agreement of the Aberdeen Standard Gold ETF Trust (formerly, ETFS Gold Trust), a New York common law trust (the “Trust”), dated as of November 30, 2018 (this “Amendment”), is made by and between Aberdeen Standard Investments ETFs Sponsor LLC (formerly, ETF Securities USA LLC), a Delaware limited liability company, as sponsor of the Trust (the “Sponsor”), and The Bank of New York Mellon, a New York banking corporation, as the trustee of the Trust (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Sponsor and the Trustee entered into the Depositary Trust Agreement, dated as of September 1, 2009, which created the Trust and which was amended effective as of October 1, 2018 (the “Agreement”); and

WHEREAS, pursuant to Section 6.1 of the Agreement, the Sponsor and the Trustee desire to amend the Agreement, effective December 1, 2018, to reduce the annualized fee rate payable by the Trust to the Sponsor for its services from 0.39% of Adjusted Net Asset Value to 0.17% of Adjusted Net Asset Value.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereby agree as follows:

1.

Amendment to Section 5.8(a) of the Agreement. The first sentence of Section 5.8(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Sponsor is entitled to receive from the Trust, chargeable as an expense of the Trust, a fee for services that will accrue daily and be paid monthly in arrears in the manner provided in Section 4.7(d) at an annualized rate of 0.17% of Adjusted Net Asset Value.”

2.

In accordance with Section 6.1 of the Agreement, the Sponsor hereby certifies to the Trustee that the amendment contemplated by this Amendment does not increase any fees or charges relating to the Trust and does not otherwise prejudice any substantial existing right of the Registered Owners.

3.

The amendment contemplated by this Amendment shall, upon execution of this Amendment by the Sponsor and the Trustee, be effective as of December 1, 2018, and no further action shall be required to make such amendment effective.

4.

Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

5.

This Amendment shall be interpreted under, and all rights and duties under this Amendment shall be governed by, the internal substantive laws (but not the choice of law rules) of the State of New York.

6.

Except as otherwise specified in this Amendment, or as the context may otherwise require, capitalized terms shall have the meaning ascribed to them in the Agreement.

7.

This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Facsimile and electronic counterpart signatures shall be acceptable and binding.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

Aberdeen Standard Investments ETFs Sponsor LLC

(formerly, ETF Securities USA LLC),

as Sponsor

/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

The Bank of New York Mellon,

as Trustee

/s/ Phyllis Cietek
Name: Phyllis Cietek
Title: Vice President

[Signature Page to Second Amendment to Depositary Trust Agreement]

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